Exhibit 99.B(d)(5)(b)

FORM OF AMENDMENT NO. 1 TO THE

SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 dated as of October   , 2017, to the Sub-Advisory Agreement dated as of July 29, 2016 (“Agreement”), is made by and among Victory Capital Management Inc., a New York corporation (“Adviser”), and SailingStone Capital Partners LLC, a Delaware limited liability company (“Sub-Adviser”).  Capitalized terms not otherwise defined herein are to be ascribed the definitions in the Agreement.

WHEREAS, the Parties entered into the Agreement pursuant to which the Sub-Adviser provides investment management services to Victory Global Natural Resources Fund (“Fund”), a series of shares of beneficial interest of Victory Portfolios; and

WHEREAS, the Parties desire to revise Schedule A of the Agreement to reflect a change to the compensation to be paid to Sub-Adviser under the Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follow:

1.              Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule A, effective as of                    , 2017.

2.              All other terms of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 as of the date first written above.

VICTORY CAPITAL MANAGEMENT INC.

By:
Name:	Michael Policarpo
Title:	Chief Financial Officer and Chief Operating Officer

SAILINGSTONE CAPITAL PARTNERS LLC

By:
Name:	MacKenzie B. Davis
Title:	Managing Partner

Schedule A

Effective                    , 2017

Annual rate for purposes of Section 3 of this Agreement:

0.50% of the Managed Assets up to $1 billion; plus

0.40% of the Managed Assets of more than $1 billion.

A-1